Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com Press Release FOR RELEASE: September 18, 2026 Apogee Enterprises Completes Acquisition of GroGlass MINNEAPOLIS, MN, September 18, 2026 – Apogee Enterprises, Inc. (Nasdaq: APOG), a leading provider of architectural building products and services, as well as high-performance coated materials used in a variety of applications, today announced the completion of its previously announced acquisition of SIA “GroGlass” ("Groglass"). The transaction, valued at up to approximately $71.8 million at current exchange rates, including contingent earnout consideration, was completed following satisfaction of customary closing conditions. “The closing of the Groglass acquisition represents another important milestone in the execution of our strategy,” said Don Nolan, Apogee Executive Chair and CEO. “Groglass brings highly differentiated technology, a strong brand, and deep expertise in premium anti-reflective coatings that complement and strengthen our Performance Surfaces portfolio. We are excited to welcome the Groglass team to Apogee and believe the combination will expand opportunities for growth in both existing and new markets, enhance innovation, and support long-term value creation for our customers and shareholders.” About Groglass Groglass, located in Riga, Latvia, is a leading provider of high-performance glass surface solutions, specializing in anti-reflective and other advanced coatings used in display, architectural, and technical applications. Groglass’ portfolio includes premium brands recognized for superior optical clarity and durability, serving customers across global end markets such as museums, electronics, and architectural design. With a strong foundation in materials science and coating technologies, Groglass combines innovation, quality, and long-standing customer relationships to deliver differentiated solutions. About Apogee Enterprises, Inc. Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural building products and services, as well as high-performance coated materials used in a variety of applications. Headquartered in Minneapolis, MN, our portfolio of industry-leading products and services includes architectural glass, windows, curtainwall, storefront and entrance systems, integrated project management and installation services, and high-performance coatings that provide protection, innovative design, and enhanced performance. For more information, visit www.apog.com. Contact: Jeremy Steffan Vice President, Investor Relations & Communications 952.346.3502 ir@apog.com EXHIBIT 99.1